Exhibit 8.1

List of subsidiaries

Subsidiary Name	% held
CIMC Marketing Pty Limited	100% Direct
Digital Media Technology Limited	100% Indirect
Binario Limited	100% Direct
Smartglass Limited (formerly Dragon Creative Limited)	100% Direct
Cystar International Limited (formerly Visumotion International Limited)	100% Indirect
Colour Investment Limited	100% Direct
GOXD International Limited	80% Indirect
Smart (Shenzhen) Technology Limited	100% Indirect
Cystar International (Shenzhen) Limited	100% Indirect
Great Gold Investment Limited	100% Direct
Sunup Holdings Limited	51% Direct
Sunup Korea Limited	51% Indirect
Greifenberg Capital Limited	60% Direct